EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Form S-11 on Form S-3 (Registration Statement No. 333-163411) of Wells Core Office Income REIT, Inc. (the Company) of (i) our report dated May 4, 2012 related to the statement of revenues over certain operating expenses of the South Lake Building for the year ended December 31, 2011 appearing in the Company's Current Report on Form 8-K/A filed with the SEC on May 4, 2012; (ii) our report dated August 9, 2012 related to the statement of revenues over certain operating expenses of the Four Parkway North Building for the year ended December 31, 2011 appearing in the Company's Current Report on Form 8-K/A filed with the SEC on August 9, 2012; and (iii) our report dated March 8, 2013 related to the statement of revenues and certain operating expenses of the 64 & 66 Perimeter Center Buildings for the year ended December 31, 2011 appearing in the Company's Current Report on Form 8-K/A filed with the SEC on March 8, 2013 incorporated by reference in this Post-Effective Amendment No. 13 to Form S-11 on Form S-3, and to the reference to us under the heading “Experts” in such Post-Effective Amendment No. 13.

/s/ Frazier & Deeter, LLC
Atlanta, GA
June 13, 2013